News Release

Investor Contact Gerry Gould, VP-Investor Relations (781) 356-9402 gerry.gould@haemonetics.com	Media Contact Carla Burigatto, VP-Communications (781) 348-7263 carla.burigatto@haemonetics.com
Haemonetics Completes Debt Refinancing With Five-Year Senior Unsecured Credit Facilities

Braintree, MA, June 18, 2018 - Haemonetics Corporation (NYSE:HAE) announced that the Company has entered into a new $700 million credit agreement with its lenders, comprised of a $350 million senior unsecured term loan A and a $350 million senior unsecured revolving credit facility, both due 2023. The Company has used initial proceeds from the new credit agreement to repay its $254 million senior unsecured term loan A due June 2019.

Chris Simon, President and CEO, stated: “Our new credit agreement enhances our strong financial profile and eases certain covenants, providing increased flexibility in a variety of areas, including expanded options for permitted debt and investments. Funds from these facilities combined with our strong cash flow enhance our ability to execute on our growth plans.”

Borrowings under the new credit facilities initially bear interest at an annual rate of LIBOR plus 1.25%, which may change based on the Company’s leverage ratio. The revolving credit facility carries an unused fee of 0.175% annually, which may change based on the Company’s leverage ratio.

JPMorgan Chase Bank, N.A., Citibank, N.A. and Citizens Bank, N.A. are co-lead arrangers and co-bookrunners for the new term loans, leading a syndicate that includes five other banks.

ABOUT HAEMONETICS
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD LOOKING STATEMENTS
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding the Company’s growth initiatives, improved liquidity and financial flexibility, and related expectations. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our ability to continue to satisfy our covenants and agreements under the new credit agreement and other indebtedness and to otherwise comply with our payment obligations. These and other factors are identified and described in more detail in the Company's periodic reports and other filings with the SEC. The Company does not undertake to update these forward-looking statements.

2